Exhibit 99.1

Enservco Updates Stockholders on Preliminary First Quarter Financial Results

DENVER, CO – April 16, 2020 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it expects 2020 first quarter revenue to be between $9.3 million and $9.4 million versus revenue of $24.8 million in the first quarter last year.  These preliminary revenue estimates have been adjusted to reflect the discontinuation of water transfer operations in the fourth quarter of 2019.  In addition, net income and adjusted EBITDA for the first quarter are expected to decrease significantly compared to prior-year levels.

Ian Dickinson, President and CEO, said the results reflect ongoing weakness in domestic oil and gas activity levels driven by lower commodity prices, related pricing pressures, and the more recent and broader impact of the COVID-19 pandemic. In response to the challenging market environment, we have taken meaningful action to right size the cost structure and win additional market share. He added that it is too early in the first quarter close process to provide adjusted EBITDA information.

Enservco also announced it has entered into a $1.9 million promissory note with East West Bank pursuant to the Paycheck Protection Program under Division A, Title I of the CARES Act, which was enacted March 27, 2020.  The note bears interest at 1% annually and matures April 10, 2022, although amounts of the note may be forgiven if proceeds are used for qualifying expenses such as payroll and group healthcare benefits, mortgages and mortgage interest, rent and utilities. Enservco intends to use all proceeds for qualifying expenses.

In addition, Enservco announced it has received notification from the NYSE American LLC (the “NYSE American”) indicating that the Company is not in compliance with the NYSE American’s continued listing standards set forth in Section 1003(a)(iii) of the Company Guide in that it has reported stockholders’ equity of less than $6 million as of December 31, 2019, and reported losses from continuing operations and/or net losses in its five most recent fiscal years.  Section 1003(a)(iii) is one of three equity thresholds the Company is not in compliance with.  The Company previously reported non-compliance with the two other thresholds – Section 1003(a)(i) and Section 1003(a)(ii).

On February 19, 2020, Enservco announced that the NYSE American LLC (the “NYSE American”) has approved the Company’s plan to regain compliance with the NYSE’s continued listing standard related to stockholders’ equity.  Accordingly, Enservco’s common stock will continue to be listed on the NYSE American pursuant to an extension.

The Company’s compliance plan calls for Enservco to achieve a stockholders’ equity balance of at least $6.0 million by June 3, 2021.  Under terms of the extension, Enservco will be required to demonstrate progress toward its stockholders’ equity compliance plan and to provide the NYSE American with quarterly updates.

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the Company’s ability to regain compliance with the NYSE American’s listing requirements and the possibility that amounts of the promissory note will be forgiven. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contact:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone: 303-880-9000

Email: jay@pfeifferhigh.com